Exhibit 2.90

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE, dated as of July 13, 2016, by and among PETROBRAS GLOBAL FINANCE B.V., a private company incorporated with limited liability under the laws of The Netherlands (the “Company”), having its corporate seat at Rotterdam, The Netherlands and its principal office at Weena 762, 3014 DA Rotterdam, The Netherlands, PETRÓLEO BRASILEIRO S.A. – Petrobras, a mixed capital company (sociedade de economia mista) organized under the laws of Brazil, having its principal office at Avenida República do Chile, 65, 20035-900 Rio de Janeiro – RJ, Brazil (“Petrobras”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee hereunder (the “Trustee”).

WITNESSETH:

WHEREAS, Petrobras International Finance Company S.A. (“PifCo”) and the Trustee previously have entered into an indenture, dated as of July 19, 2002 (the “Base Indenture”);

WHEREAS, the Base Indenture was supplemented by each of (i) the amended and restated third supplemental indenture, dated as of March 25, 2013 (the “Amended and Restated Third Supplemental Indenture”) with respect to the U.S.$750,000,000 8.375% Global Notes due 2018 (the “Notes”); (ii) the sixth supplemental indenture, dated as of February 10, 2012 (the “Sixth Supplemental Indenture”); and (iii) the seventh supplemental indenture, dated as of December 28, 2014 (the “Seventh Supplemental Indenture,” and together with the Amended and Restated Third Supplemental Indenture and the Sixth Supplemental Indenture, the “Supplemental Indentures,” and the Base Indenture as supplemented by the Supplemental Indentures, the “Indenture”), pursuant to which the Company assumed, as primary obligor, all of the obligations of PifCo under the Indenture;

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of May 17, 2016 (the “Statement”), with an accompanying Consent and Letter of Transmittal (“Consent and Letter of Transmittal”), to holders of the Notes in connection with the solicitation of such holders’ consent to certain proposed amendments to the Indenture;

WHEREAS, pursuant to Section 9.02 of the Base Indenture, the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Indenture for the purpose of adding, changing or eliminating certain provisions of the Indenture;

WHEREAS, having obtained the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, the Company and Petrobras desire to further supplement the Indenture by means of an eighth supplemental indenture dated the date hereof (this “Eighth Supplemental Indenture”) in order to delete certain provisions in the Base Indenture as such provisions apply to the Notes;

WHEREAS, the Company and Petrobras confirm that any and all conditions and requirements necessary to make this Eighth Supplemental Indenture a valid and binding instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery of this Eighth Supplemental Indenture has been in all respects duly authorized; and

WHEREAS, the Company and Petrobras have requested that the Trustee execute and deliver this Eighth Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, Petrobras and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Capitalized Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture. All definitions in the Indenture shall be read in a manner consistent with the terms of this Eighth Supplemental Indenture.

Section 1.02. Definition. When used herein, “Tender Offer Completion Event” shall mean such time as each of the following events shall have occurred: (i) the Company shall have completed (and not terminated) the offer to purchase Notes in accordance with the terms and conditions set forth in the Statement and the Consent and Letter of Transmittal and (ii) each holder of Notes that has tendered its Notes pursuant to such offer to purchase shall have received payment for any Notes accepted for purchase pursuant to such offer to purchase.

ARTICLE 2

AMENDMENTS TO INDENTURE AND CONFORMING CHANGES

Section 2.01. Amendments. Effective upon the occurrence of the Tender Offer Completion Event and without any further action by any party hereto, the Indenture is hereby amended solely as it applies to the Notes as follows:

(a) the text of each of the following Sections of the Base Indenture (as each such section may have been amended or supplemented pursuant to the Supplemental Indentures), shall be deleted in its entirety and replaced, in each case, by the words “[Intentionally Omitted]”:

•	Section 10.02 (Performance under this Indenture);

•	Section 10.04 (Maintenance of Properties);

•	Section 10.05 (Compliance with Laws);

•	Section 10.06 (Maintenance of Government Approvals);

•	Section 10.08 (Maintenance of Insurance);

•	Section 10.09 (Maintenance of Books and Records);

•	Section 10.15 (Further Actions);

•	Section 10.20 (Negative Pledge); and

•	Section 10.21 (Transactions with Affiliates);

(b) Section 1.01 of the Base Indenture (as such section may have been amended or supplemented pursuant to the Supplemental Indentures) shall be amended by deleting the definition of each term that is used in the Indenture only in the sections or subsections thereof that are deleted pursuant to Section 2.01(a) hereof.

(c) Any and all references in the Indenture to the sections in the Base Indenture (as such sections may have been amended or supplemented pursuant to the Supplemental Indentures) that are deleted pursuant to Section 2.01(a) hereof shall also be deleted in their entirety.

Section 2.02. Effective upon the occurrence of the Tender Offer Completion Event and without any further action by any party hereto, any provision contained in each Global Security representing the Notes that relates to the sections in the Base Indenture (as such sections may have been amended or supplemented pursuant to the Supplemental Indentures) that are deleted pursuant to Section 2.01(a) hereof shall likewise be deleted or amended so that any such provision contained in such Global Security will conform to and be consistent with the Indenture, as amended by this Eighth Supplemental Indenture.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effect of the Eighth Supplemental Indenture. This Eighth Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented and amended by this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Eighth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture and the Supplemental Indentures unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Eighth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Eighth Supplemental Indenture.

Section 3.02. Governing Law. This Eighth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, enforceability or sufficiency of this Eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and Petrobras.

Section 3.04. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Eighth Supplemental Indenture.

Section 3.05. Counterparts. The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.06. Additional Trustee Provisions.

(a) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(b) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) Notwithstanding anything herein to the contrary neither the Trustee nor any of its the agents shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or its respective agent, as applicable, (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, fire, riot, strikes or work stoppages for any reason, embargos, government action or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 3.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, AS SUPPLEMENTED BY THIS EIGHTH SUPPLEMENTAL INDENTURE.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PETROBRAS GLOBAL FINANCE B.V.
By:	/s/ Bianca Nasser Patrocínio
Name: Bianca Nasser Patrocínio
Title: Corporate Finance Manager
PETRÓLEO BRASILEIRO S.A. – PETROBRAS
By:	/s/ Gustavo Tardin Barbosa
Name: Gustavo Tardin Barbosa
Title: Financial Executive Manager

WITNESSES:
1.	/s/ Guilherme Rajime T.Saraiva
Name: Guilherme Rajime T.Saraiva
2.	/s/ Renan Feuchard Pinto
Name: Renan Feuchard Pinto

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Catherine F. Donohue
Name: Catherine F. Donohue
Title: Vice President

WITNESSES:
1.	/s/ Elizabeth Stern
Name: Elizabeth Stern
2.	/s/ James Briggs
Name: James Briggs

STATE OF NEW YORK                 )

                                                           )             ss:

COUNTY OF NEW YORK             )

On this 13 day of July 2016, before me, a notary public within and for said county, personally appeared Catherine F. Donohue, to me personally known, who being duly sworn, did say that she is a Vice President of The Bank of New York Mellon, one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said entity.

On this 13 day of July 2016, before me personally came Elizabeth Stern and James Briggs to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

/s/ Christopher J. Traina
Notary Public
COMMISSION EXPIRES